Action of the Meeting of Board of Directors
             of VarTech Systems Inc. Held on November 1, 1999

Pursuant to La. R.S. 12:81C(9), and in lieu of a meeting of Board of Directors for such purposes, the undersigned, being all of the Directors of this corporation, do hereby take and authorize by unanimous written consent the following action as hereinafter set forth:


AUTHORIZATION OF STOCK OPTIONS:

RESOLVED, that C. Wayne Prater, President of this corporation, be authorized to extend stock purchase options for the shares of this corporation to employees or affiliates of this corporation in recognition of work well done, or as an inducement to future good work, at his sole discretion, including to himself, on such terms and conditions as he deems appropriate, so long as no one employee shall receive options for in excess of 200,000 shares in any given year without further board approval.


IN WITNESS WHEREOF, this action has been signed by each director of the corporation on the date indicated below, and this action shall be filed with or otherwise entered on the minutes or other appropriate records of this corporation.


Date:  November 1, 2000                /s/ C. Wayne Prater
                                      C. Wayne Prater, Director

Date:  November 1, 2000                /s/ Brent Hedges
                                      Brent Hedges, Director

Date:  November 1, 2000                /s/ J. Keith Henderson
                                      J. Keith Henderson, Director

Date:  November 1, 2000                /s/ Daniel S. Gould
                                      Daniel S. Gould, Director

Date:  November 1, 2000                /s/ Michele L. Prater
                                      Michele l. Prater, Director

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